Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mueller Water Products Inc. Amended and Restated 2006 Stock Incentive Plan of our reports dated November 29, 2011, with respect to the consolidated financial statements of Mueller Water Products Inc. and subsidiaries and effectiveness of internal control of Mueller Water Products, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended September 30, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 8, 2012